Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION ADDS TWO KEY EXECUTIVES

JOHN GENOVA NAMED EXECUTIVE VICE PRESIDENT-REFINING AND MARKETING; DAVID LAMP
NAMED VICE PRESIDENT–REFINERY OPERATIONS

Dallas, TX, January 21, 2004 – Holly Corporation (AMEX: HOC) announced today the addition of two new senior executives. The company has named John V. Genova as Executive Vice President-Refining and Marketing and David L. Lamp as Vice President-Refinery Operations.

In his capacity as Executive Vice President-Refining and Marketing, Mr. Genova will be responsible for all refining, marketing, crude supply and corporate development activities for the Company. Mr. Genova will report directly to Matthew Clifton, President of Holly Corporation.

As Vice President-Refinery Operations, Mr. Lamp will be responsible for all operational aspects of the Company’s refining facilities and will report to Mr. Genova. Others reporting directly to Mr. Genova will include John Knorr, Vice President-Crude Supply and Bruce Shaw, Vice President-Marketing, Planning and Corporate Development.

Matthew Clifton, President of Holly, said, “With John Genova and David Lamp joining Holly, the company has added two talented, experienced and accomplished executives to an already strong management team. We now have one of the best refining teams in the industry, poised to build on our past financial successes and to capitalize on our strong balance sheet by actively pursuing prudent growth opportunities in our core refining area as well as our expanding pipeline and terminal activities.”

Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

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Biographies
John V. Genova
John Genova, 49, joins Holly after a distinguished career at ExxonMobil, most recently serving a dual role at the company’s headquarters as General Manager of Corporate Planning and Executive Assistant to the Chairman of ExxonMobil. During his 27-year tenure at ExxonMobil, he spent nearly 20 years in the refining and supply function in positions of increasing authority in technical, managerial and commercial areas. Mr. Genova subsequently spent time in the natural gas function where he advanced through various positions, including overseeing all of ExxonMobil’s domestic natural gas marketing activities and ultimately as Director of International Gas Marketing in London, directing all commercial activities relating to natural gas liquids, natural gas pipelines and gas processing plants for ExxonMobil in Europe, Asia and the Pacific Rim. Mr. Genova graduated from the Colorado School of Mines with a Bachelor of Science degree in Chemical Engineering.

David L. Lamp
David Lamp, 46, joins Holly with more than 24 years of experience in refining operations, technical and commercial experience. Since 2002, Mr. Lamp has been Vice President and General Manager of El Paso Energy’s Aruba refinery complex. Prior to joining El Paso Energy, Mr. Lamp served as Director of Operations for KOSA, a polyester production joint venture between Koch Industries and Saba, where he oversaw KOSA’s 15 chemical and fiber plants in the U.S., Canada, Mexico and Europe. Prior to joining KOSA, Mr. Lamp had a long and distinguished career with Koch Industries, spanning more than 20 years. Mr. Lamp rose through various positions of increasing authority, ultimately becoming Executive Vice President-Refining and Chemical Operations where he had responsibility for all operating aspects of Koch’s 500,000 BPD of crude refining capacity and all of Koch’s chemical plants. Mr. Lamp obtained a Bachelor of Science degree in Chemical Engineering from Michigan State University.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and Chief Financial Officer
Holly Corporation
214/871-3555